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EXHIBIT 1



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                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                 s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1.   REPORTING ISSUER:

          Breakwater Resources Ltd.
          Suite 2000
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE:

          November 27, 2002.

ITEM 3.   PRESS RELEASE:

          A press release regarding the material change was issued in Toronto, Ontario on November 27, 2003 through Canada NewsWire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE:

          Breakwater Resources Ltd. ("Breakwater") reached an agreement with its banking syndicate and Dundee Bancorp Inc. ("Dundee") which satisfies the escrow conditions of the financing completed in October.

          The $30.0 million financing completed in October resulted in the issue of 85.8 million subscription receipts, at a price of $0.35 per subscription receipt, for gross proceeds of approximately $30.0 million. The proceeds of the financing were deposited with a trustee on behalf of the subscription receipt holders. As a condition of the financing it was agreed that upon satisfaction of certain escrow conditions relating to Breakwater's indebtedness the proceeds would be released to Breakwater and each subscription receipt would be exchanged for one common share of Breakwater.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE:

          Please see attached press release.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

          Not applicable.

ITEM 7.   OMITTED INFORMATION:

                                       2.

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          Not applicable.

ITEM 8.   SENIOR OFFICERS:

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

ITEM 9. - STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.

          Dated at Toronto, Ontario as of the 2nd day of December, 2003.


                                              "E. Ann Wilkinson" (signed)

                                              ----------------------------------
                                              E. Ann Wilkinson
                                              Corporate Secretary
                                              Breakwater Resources Ltd.

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[LOGO] b
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       BREAKWATER RESOURCES LTD.
       95 WELLINGTON STREET WEST, SUITE 2000
       TORONTO, ONT., M5J 2N7
                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315
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       MEDIA RELEASE

                    BREAKWATER REACHES AGREEMENT WITH LENDERS
          PAVES WAY FOR RELEASE OF FUNDS ESCROWED IN OCTOBER FINANCING

Toronto, Canada, November 27, 2003...BREAKWATER RESOURCES LTD. (TSE - BWR) is very pleased to announce that it has reached an agreement with its banking syndicate and Dundee Bancorp Inc. ("Dundee") which satisfies the escrow conditions of the financing completed in October.

The $30.0 million financing completed in October resulted in the issue of 85.8 million subscription receipts, at a price of $0.35 per subscription receipt, for gross proceeds of approximately $30.0 million. The proceeds of the financing were deposited with a trustee on behalf of the subscription receipt holders. As a condition of the financing it was agreed that upon satisfaction of certain escrow conditions relating to the Company's indebtedness the proceeds would be released to Breakwater and each subscription receipt would be exchanged for one common share of Breakwater.

The agreement reached with the banking syndicate provides that:
     o Breakwater will pay down 50% of the non-revolving facility of US$17.6 million and supplemental term facility of US$6.5 million on a pari passu basis;
     o The lenders will extend the balance of the non-revolving facility and the supplemental term facility for a period of five years to January 2, 2009;
     o Principal under the non-revolving and supplemental facilities will be repaid in equal monthly payments beginning in July, 2004; and
     o The lenders will also maintain the existing revolving facility with a new maximum of US$25 million down from US$30 million.

The interest rate on the non-revolving facility and the supplemental term facility will remain at LIBOR plus 2.75%. Dundee has agreed to extend its letter of credit supporting the supplemental term facility which indebtedness reduces to US$3.25 million.

C. K. Benner, President and CEO noted that, "The completion of this agreement with the lenders to extend Breakwater's non-revolving facilities for a five year period allows management to renew Breakwater's pursuit of growth which will be accretive to shareholder value. Mr. Benner stated that, "I am confident opportunities for growth exist both internally and externally and that the Company has the bench strength to identify value in the marketplace."

This news release contains forward-looking statements. When used in this news release the words "anticipate", "believe", "intend", "estimate", "plans", "projects", "expect", "will", "budget", "could", "may", and similar expressions are intended to identify forward-looking statements. To the extent that this news release contains forward-looking statements regarding operating results or business prospects please be advised that the actual operating results and business performance of the Company may differ materially from that anticipated, projected or estimated in such forward-looking statements.

                                       4.

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For further information please contact:

   Colin K. Benner                             Rene R. Galipeau
   President and Chief Executive Officer       Executive Vice President
   (416) 363-4798 Ext. 269                     And Chief Financial Officer
                                               (416) 363-4798 Ext. 260